LaSalle Bank N.A. 135 South LaSalle Street Suite 1625 Chicago, IL 60603 Global Securities and Trust Services
Annual Statement of Compliance

VIA: EMAIL

Morgan Stanley Capital I Inc.
1585 Broadway
New York, New York 10036

Re:
Morgan Stanley Capital I Inc., Commercial Mortgage Pass-Through Certificates, Series 2007-HQ11 issued pursuant to the Pooling and Servicing Agreement dated as of February 1, 2007 (the "Agreement") between Morgan Stanley Capital I Inc., as Depositor (the “Depositor”), Capmark Finance Inc., as Master Servicer (the “Master Servicer”), J.E. Robert Company, Inc., as Special Servicer (the “Special Servicer”), Wells Fargo Bank, National Association, as Trustee and Custodian (the "Trustee"), LaSalle Bank National Association, as Paying Agent, Certificate Registrar, Authenticating Agent, and Custodian (the " Paying Agent")

I, Barbara L. Marik, a Senior Vice President of LaSalle Bank National Association, as Paying Agent hereby certify that:

1.    A review of the activities of the Paying Agent during the preceding calendar year and of the performance of the Paying Agent under the Agreement has been made under my supervision; and

2.    To the best of my knowledge, based on such review, the Paying Agent has fulfilled all its obligations under the Agreement in all material respects throughout such year or a portion thereof.

Date: February 27, 2008

LaSalle Bank National Association, as Paying Agent

/s/ Barbara L. Marik
Barbara L. Marik
Senior Vice President